Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Antelope Enterprise Holdings Ltd. and its subsidiaries (collectively, the “Company”) on Form F-1 of our report dated May 10, 2024 included in its Annual Report on Form 20-F filed with the SEC on May 10, 2023 with respect to our audits of the consolidated statements of financial position of the Company as of December 31, 2023, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ ARK Pro CPA & Co

ARK PRO CPA & Co

Hong Kong, China

May 24, 2024

PCAOB Firm ID: 3299